Exhibit 99.1

                          ABRAXAS PETROLEUM CORPORATION
                            www.abraxaspetroleum.com
           500 N. Loop 1604 East, Suite 100, San Antonio, Texas 78232
                 P.O. Box 701007, San Antonio, Texas 78270-1007 Office:
                     210.490.4788 Fax: 210.490.8816

                                  NEWS RELEASE

         Abraxas Announces 2006 Capital Expenditure Budget and Guidance

SAN ANTONIO (Dec. 1, 2005) - Abraxas Petroleum Corporation (AMEX:ABP) today announced a 2006 capital expenditure budget of $40 million and issued guidance for the year.

Individual projects that comprise the $40 million capital expenditure budget will be selected from the Company's large inventory of projects based on availability of drilling rigs and service equipment. Every project in inventory is located on existing leasehold in Texas and Wyoming and considered development in nature, with the vast majority being 100% owned and operated by the Company. Abraxas plans to fund the 2006 capital expenditure budget out of cash flow and availability under its revolving credit facility.

Abraxas further provided the following operational and financial guidance for 2006:

         Production
                  Annual                                  7.5 - 8.5 Bcfe
                  Exit Rate (per day)                      22 - 24 MMcfe
         Differentials off NYMEX
                  Oil                                     $ 1.00
                  Gas                                        5%
         Production Taxes                                   10% of revenue
         Direct Lease Operating Expenses (LOE)            $ 1.10 per Mcfe
         General & Administrative (G&A)                   $ 0.55 per Mcfe
         Interest                                         $ 2.00 per Mcfe
         Depreciation, Depletion & Amortization (D/D/A)   $ 1.30 per Mcfe

         (The above guidance does not include non-cash and extraordinary items, including, but not limited to, stock-based compensation, stock option expensing or bonuses.)

"Even though we remain in a tight environment in terms of available rigs and related services, we are optimistic about our ability to spend our 2006 capital expenditure budget of $40 million, a 25% increase over the 2005 budget. We will begin the year utilizing our own workover rigs for re-entry and re-completion projects, primarily in the Delaware Basin of West Texas, while we secure larger rigs for grass roots and deeper projects. As the selected projects are successfully completed and placed on-line, we anticipate a growing production profile in line with our guidance", commented Bob Watson, President and CEO.

Abraxas Petroleum Corporation is a San Antonio-based crude oil and natural gas exploitation and production company with operations in Texas and Wyoming.



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Safe Harbor for forward-looking  statements:  Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas' actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for natural gas and crude oil. In addition, Abraxas' future natural gas and crude oil production is highly dependent upon Abraxas' level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by
economic  and  other  factors  beyond  Abraxas'  control.   In  the  context  of
forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas' filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Barbara M. Stuckey/Director of Corporate Development
Direct Telephone 210.757.9835
Main Telephone 210.490.4788
bstuckey@abraxaspetroleum.com
www.abraxaspetroleum.com